Exhibit (a)(1)(iv)

Offer to Purchase Each Outstanding Common Share

of
Wheaton River Minerals Ltd.
for
Cdn$5.47, in Cash, Subject to Proration
or
0.796 Shares of Common Stock
of
Coeur d’Alene Mines Holdings Company
or
0.796 Exchangeable Shares
of
Coeur d’Alene Canadian Acquisition Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 30, 2004, UNLESS THE OFFER IS EXTENDED.

August 23, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Coeur d’Alene Mines Corporation, an Idaho corporation (“Coeur”), Coeur d’Alene Mines Holdings Company, an Idaho corporation (“New Coeur”), Coeur d’Alene Canadian Acquisition Corporation, a New Brunswick corporation (“Canadian Exchange Co.”), and Coeur d’Alene Acquisition ULC, a Nova Scotia unlimited liability company (“Nova Scotia ULC” and together with Coeur, New Coeur and Canadian Exchange Co., each an “Offeror,” and collectively, the “Offerors”), are offering to purchase all of the outstanding common shares, no par value per share (the “Common Shares” and the certificates representing such Common Shares, the “Common Share Certificates”), of Wheaton River Minerals Ltd., a corporation organized under the Business Corporations Act (Ontario) (the “Company”), for either:

•	Cdn$5.47 in cash per Common Share, subject to proration if the Company’s shareholders request in the aggregate more than the maximum cash consideration available; or

•	0.796 shares of New Coeur common stock (“New Coeur Common Stock”) per Common Share; or

•	0.796 exchangeable shares of Canadian Exchange Co. (“Exchangeable Shares”) per Common Share.

      The offer to purchase is subject to the terms and conditions set forth in the Offer to Purchase, dated as of August 23, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal for the Common Shares (the “Letter of Transmittal”). The Offer to Purchase and the Letter of Transmittal, as each may be amended or supplemented from time to time, collectively constitute the “Offer.”

      The Offer is conditioned upon, among other things, there being validly deposited and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Shares which, together with any Common Shares that any of the Offerors beneficially own in its own account, will constitute at least 66 2/3% of the Common Shares outstanding at the time Common Shares are taken up under the Offer.

      For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee or who hold Common Shares registered in their own names, enclosed please find the following documents:

1. Offer to Purchase dated August 23, 2004.

2. Letter of Transmittal to deposit Common Shares for your use and for the information of your clients who hold Common Shares. Facsimile copies of the Letter of Transmittal may be used to deposit Common Shares.

3. Notice of Guaranteed Delivery to be used to accept the Offer if Common Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Common Share Certificates and all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

4. A Letter to Clients, which may be sent to your clients for whose account you hold Common Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

6. Return envelope addressed to The Bank of New York, as Depositary.

      In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, all Common Shares that have been properly deposited and not withdrawn will be taken up promptly after the expiration time. All Common Shares taken up under the Offer to Purchase will be paid for promptly, and in any event within three business days of having been taken up. For purposes of the Offer, the Offerors will be deemed to have accepted for purchase (and thereby purchased), Common Shares validly deposited and not properly withdrawn if, as and when the Offerors give oral or written notice to the Depositary of the Offerors’ acceptance for exchange of the deposits of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, issuance of cash, New Coeur Common Stock or Exchangeable Shares in exchange for Common Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Common Share Certificates or a Book-Entry Confirmation (as defined in the Letter of Transmittal) of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) pursuant to the procedures set forth in the section titled “OFFER TO PURCHASE — Manner of Acceptance” of the Offer to Purchase; (2) the Letter of Transmittal to deposit Common Shares (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Transmittal) in lieu of such Letters of Transmittal; and (3) any other documents required under the Letter of Transmittal.

      The Offerors will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent, the Dealer Managers and Soliciting Dealers, as described in the Offer to Purchase) in connection with the solicitation of deposits of Common Shares pursuant to the Offer. The Offerors will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

      The Offerors will pay any stock transfer taxes with respect to the transfer and sale of Common Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and related withdrawal rights expire at 5:00 P.M., Eastern Daylight Time, on September 30, 2004, unless the Offer is extended.

      In order for a shareholder of the Company to take advantage of the Offer, the Letters of Transmittal to deposit Common Shares (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letters of Transmittal should be sent to the Depositary and Common Share Certificates should be delivered, or Common Shares should be deposited pursuant to the procedure for book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

      Holders of Common Shares whose Common Share Certificates are not immediately available or who cannot deliver their Common Share Certificates and all other required documents to the Depositary on or prior to the expiration time of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must deposit their Common Shares according to the guaranteed delivery procedures set forth in the section entitled “OFFER TO PURCHASE — Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offer to Purchase.

      Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Managers as set forth below. Requests for copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent.

Very truly yours,

COEUR D’ALENE MINES CORPORATION
COEUR D’ALENE MINES HOLDINGS COMPANY
COEUR D’ALENE CANADIAN ACQUISITION CORPORATION
COEUR D’ALENE ACQUISITION ULC

Enclosures

      Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Offerors, the Depositary, the Information Agent, the Dealer Managers or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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